UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934

                                 October 31, 2002
                Date of Report (Date of earliest event reported)

                    MID-AMERICA APARTMENT COMMUNITIES, INC.
               (Exact Name of Registrant as Specified in Charter)

        TENNESSEE                     1-12762                   62-1543819
(State of Incorporation)      (Commission File Number)       (I.R.S. Employer
                                                          Identification Number)

                         6584 POPLAR AVENUE, SUITE 300
                           MEMPHIS, TENNEESSEE 38138
                    (Address of principal executive offices)

                                 (901) 682-6600
              (Registrant's telephone number, including area code)

             (Former name or address, if changed since last report)

ITEM 9.  Regulation FD
(a) Conference Call

Mid America Apartment Communities, Inc. (MAA)
3rd Quarter 2002 Earnings Release Conference Call Transcript
November 1, 2002

Eric Bolton: Good morning. This is Eric Bolton, CEO of Mid-America Apartment Communities. With me are Simon Wadsworth, our Chief Financial Officer, and Al Campbell, Vice-President of Financial Planning. Before we proceed, Al will provide required statutory disclosure as well as instructions on how you can obtain additional information on our results.

Al Campbell: This morning we will make forward-looking statements. Please refer to the safe-harbor language included in our press release and our 34-Act filings with the SEC, which describe risk factors that may impact future results. This call is being recorded and the press may be participating.

To obtain a copy of yesterday's earnings release as well as a copy of the transcript of our prepared comments this morning, we direct you to our web site at www.maac.net. A replay of this morning's call will be available through November 11th, 2002, by dialing 800-938-1595.

Eric Bolton: Thanks Al. In our prepared comments this morning we will provide additional insights on third quarter results. I will provide an overview on operating results for the quarter. Al will recap portfolio performance by market segment and provide insights on what we expect from our major markets going forward. Simon will discuss our balance sheet and forecast for the remainder of the year. We will then open the phone lines for any questions that you may have. Our prepared comments will last approximately 15 minutes.

Leasing and occupancy results during the third quarter continue to reflect the tough market conditions. Same store occupancy performance during the quarter averaged 94.7%, which is down slightly from the 94.8% of the preceding second quarter. Leasing traffic declined 14% this past quarter as compared to the same period of last year and concessions continue to run high in several of our markets. Al will provide a little more insight on leasing concessions in his market performance summary. In addition to the slightly weaker occupancy performance, revenues were pressured by an increase in collection loss which was up 9.7% over the third quarter of last year as job loss and the weak economy take their toll. Off-setting these trends to some extent was a slight decline in unit turnover as same store resident move-outs were down slightly by .7%.

While demand levels continue to be soft, we are encouraged by the steady decline in construction starts and new unit delivery in most of our markets. We remain comfortable with our prior assessment that market conditions have bottomed out throughout the majority of our portfolio and continue to believe that we will not see meaningful deterioration in performance from our portfolio from this point forward.

Various initiatives and programs associated with on-site operations productivity continue to post solid results as operating expenses controllable at the property level posted only a 1.8% increase on a same store basis over the comparable quarter of a year ago. Total property level expenses increased by 3.3% as a result of higher costs incurred in the renewal of our property and casualty insurance program effective at the beginning of this quarter.

Al Campbell: I'll begin by providing an overview of the markets contributing most to our performance during the current quarter. Our larger markets producing the strongest revenue growth compared to prior year were Memphis (2.7%) and Houston (2.5%). Our smaller tier markets as a whole also provided solid performance, growing revenues 3.2% over the prior year. Our Florida markets of Jacksonville and Tampa provided continued steady, essentially flat, performance as compared to the prior year. Our most challenging markets for revenue growth compared to the prior year were Dallas (9.3% decline), Austin (9.1% decline) and Atlanta (2.4% decline).

We were encouraged by the continuing improvement in our Memphis portfolio. Occupancy during the quarter increased 2.5% over the prior year, while concession levels also slightly improved. The Memphis market is beginning to improve, as multifamily permitting decreased 41% over the last 12 months while the number of jobs in the market has increased 1.3% from the low point in January of this year. We expect continued stable performance from our Memphis portfolio throughout the remainder of this year and into 2003.

Dallas was our most challenging market during the quarter, as average occupancy slipped 2.4% from the prior quarter. The Dallas market, particularly North Dallas, continues to experience negative absorption as substantial new supply deliveries occur amidst continued job losses. In contrast to many of our other markets, concessions in our Dallas portfolio are significantly increasing, currently at 4.7% of net potential rent. We expect Dallas to remain weak for the next several quarters.

We also saw continued softness in our Atlanta portfolio during the quarter as the sequential progress achieved over the last few quarters essentially stalled, producing revenues flat with the prior quarter and 2.4% below the prior year. Multifamily permitting has begun to slow with a 10% reduction shown over the last 12 months, but job levels continue to be well below the prior year. We expect the Atlanta market to continue to be difficult through the first half of 2003, with recovery beginning as the national economy improves.

As mentioned, our Florida markets of Jacksonville and Tampa remained relatively stable during the quarter producing revenues essentially flat with the prior year and the prior sequential quarter, and ending the quarter with stable occupancy: Jacksonville (94.9%) and Tampa (92.9%). We expect continued stable performance from our portfolios in these markets, as we see no significant imbalances between supply and demand in the near term.

Also as mentioned, we were pleased with the stability of our portfolio of properties in smaller tier markets during the quarter, which produced solid revenue growth over prior year, lead by Jackson, TN (5.4%), Jackson, MS (4.2%), Little Rock (4.4%), and Columbus, GA (3.3%). This performance reflects the strength of our diversification across large, middle, and smaller tier markets throughout the southeast.

Overall, we expect a tough operating environment to continue in most of our markets well into 2003, with only slight general recovery beginning in the third quarter. We are projecting little rent growth, with improving concessions during the second half of the year.

We continue to pursue numerous acquisition opportunities for our joint venture in the larger and higher growth markets of the Southeast and Texas, with current activity in Houston, Dallas, Atlanta, Jacksonville and Nashville. Acquisition markets continue to be very competitive and we remain very disciplined in our approach.

Simon Wadsworth: We completed the purchase of Preston Hills for $33.5 million at the beginning of the quarter, and we expect to contribute it as our first investment in our joint venture with Crow Holdings during the first part of this month. We'll apply the proceeds from the sale of the 2/3 share that Crow will be buying to reduce our lines of credit. We've completed the negotiations for a $100 million Freddie Mac credit facility for the joint venture, and we will be using this to finance the additional investments we're hoping to make within the JV over the next 3 to 6 months. As a reminder, we'll have a 1/3 ownership of the JV, and we expect a total equity investment from Crow and MAC of $50 million.

Our average interest rate continues to drop, and at the end of the quarter was 6.0%. We completed only $15 million of refinancing in the quarter, but we did execute $100 million of forward swaps, bringing the total of forward swaps commencing in 2003 to $175 million at a blended all-in rate of 5.95%. This compares to a total of $179 million of fixed rate maturities in 2003 at a blended average interest rate of 7.09%; so we've locked the interest rate savings of 1.14%, or $2 million/year on a full year basis, which have been incorporated into our forecasts for next year. We successfully completed negotiations with Fannie Mae during the quarter, increasing our credit facility to $550 million as of September 1st which will provide the capacity for the major refinancings scheduled for next year. These include a $142 million maturity on March 3rd, on which the refinancing activity is well under way.

In October we completed a couple of significant refinancings. The first was to refinance $30 million of tax-free bonds; despite increasing the amount of these bonds that are fixed rate by $5 million, we will generate savings of 2 cents per share on this refinancing. Using a window in the market for preferred stock, in October we also completed the refinancing of our 9 1/2% Series E preferred. We repurchased the Series E at a premium of 7%, which recognized the fact that this contained a "put" feature, and was not callable. We financed this through a combination of:

-    $12 million of Series F preferred issued at a 9.25% yield

-    a direct placement of $10 million of Series G preferred at 8 5/8% yield

-    $5 million from our credit facility

The $10 million Series G private placement was sold by us directly to a private investment group. It contains provisions whereby after three years, with one year's notice, we can call the issue (or the owner can put it to us for stock or cash, our choice).

As result of this refinancing, we

- realized savings of 1/2 cent to 1 cent/year in capital costs on our preferred stock

-    reduced the "put" liability from $25 million to $10 million three years out

- obtained one year notice, ample time, to address any potential put liability

- and, most importantly, do not have to reserve idle balance sheet capacity to fund a possible future put.

We continued our progress in improving our debt service and fixed charge coverage. Our debt service coverage improved from 2.27 a year ago to 2.31, and our fixed charge coverage improved from 2.29 to 2.36. With Grande Reserve Lexington approaching stabilization, we have only three properties in lease up, of which Grande View Nashville is 93% occupied, Reserve at Dexter Lake Phase II is at 84% occupancy, and Reserve at Dexter Lake Phase III is at 64% occupancy. These three properties should reach full stabilization during the first part of next year further increasing our financial flexibility.

We plan a further $30 million of refinancing December 1st, when we will prepay $16 million of existing fixed rate mortgages, and switch additional financing from our bank line of credit to our expanded Fannie Mae credit facility, further reducing our interest expense. It is likely that we will fix the rate on an additional $25 million of our debt through a swap either during this quarter or next. After we put Preston Hills into the joint venture, the interest rate on approximately 86% of our debt will be fixed or capped, and while we cannot eliminate all interest rate risk, by locking the rate on most of next year's refinancings, we've substantially reduced it for the next year.

We made a slight adjustment to our FFO forecast and took the fourth quarter's FFO to a range of 69 cents to 70 cents, with the forecast for the year in a range of $2.75 to $2.76. We're now projecting same-store NOI to drop by 2.6% on a full year basis on a 0.3% decrease in revenue, compared to a slight increase that we previously anticipated for next year.

In our press release we think we're taking a conservative approach to forecasting next year's FFO, which we're basing on a further 2.5% reduction in same store NOI. We think the a range of $2.76 to $2.82 is realistic, and we've included not only projections of a pretty tough economic environment, but also a 15% increase in our insurance rates next July, and a 2% same-store increase in real estate taxes. We've projected variable interest rates off the forward yield curve, which we think is the most reasonable approach. One factor impacting our projection for next year is the rate of investment in the joint venture with Crow Holdings. If the investment proceeds as anticipated, we should achieve results in the upper end of the forecast range; if the investment program is delayed, then our results should be at the lower end.

You will notice that our funds available for distribution ("FAD") year to date is up by 12 cents a share over last year, on a $3 million reduction in recurring capital expenditures. This reduction is a timing issue - on a full year basis we're still forecasting recurring capex of $11.85 million, or $385/unit, very close to last year's $375/unit. Thus we are forecasting FAD for this year of $2.19/share, identical to that of 2001. For 2003, we're forecasting FAD in the range of $2.18 to $2.28 based on recurring capital expenditures of $400/unit. If our recurring capital expenditures stay at the same level of the past couple of years, we may cover our dividend in the latter half of next year, depending partially on the success of our ability to find acquisitions for our joint venture.

We're forecasting $3.8 million of non-cash charges on a full year basis, equal to 19 cents a share. This takes our planned free cash flow for this year to $2.38, 4 cents greater than our dividend.

Eric Bolton: Despite the very challenging operating environment, we continue to post fairly stable operating results and importantly, continue to improve the balance sheet and coverage ratios. Our investment focus on product catering to the largest segment of the rental market, located in some of the country's most stable and strong job growth markets will, we believe, continue to provide a platform for long-term steady, predictable and growing revenue performance. In addition, by diversifying investments in various market tiers across this southeast region and timing our exit from new development at the right time, we have further positioned the balance sheet to deliver stable and predictable results during this down part of the cycle.

Our properties are in excellent shape and are well positioned for stronger revenue growth as market conditions improve. As a result of our consistent and intense focus on property management operations and careful execution of our new acquisition initiative, we believe that Mid-America is very well positioned for steady and increasing earnings growth. Our current dividend level remains secure within all of the current range of forecast that we consider to be reasonable and further strengthening this coverage is a major priority for us.

That is all we have in the way of prepared comments and will now be glad to answer any questions that you may have.

(b) Press Release

Mid-America Apartment Communities, Inc.
A self-managed Equity REIT

Press Release, 3rd Quarter Earnings 2002

FROM:      Simon R. C. Wadsworth, CFO
SUBJECT:   Third Quarter 2002 FFO In-Line with Forecast
DATE:      October 31, 2002

Memphis, TN, Mid-America Apartment Communities, Inc. (NYSE: MAA) reported Funds From Operations ("FFO"), the generally accepted measure of operating performance for real estate investment trusts, of $14,211,000 or $0.69 per share for the quarter ended September 30, 2002. This is in line with the company's estimate for the quarter and a slight decline from the $0.70 per share reported for the same quarter of last year. Net income available for common shareholders (after considering the non-cash deduction for depreciation) for the third quarter was a net loss available for common shareholders of $231,000 or -$0.01/share. This compares to net income available for common shareholders of $9,062,000 or $0.52/share for the comparable quarter of a year ago, when the company recorded a gain of $9,900,000 million from the sale of two apartment properties.

Highlights for the third quarter were:

o Leasing remains challenging as a strong home buying market and continued weak job growth temporarily dampen demand for apartments.

o Same store occupancy at quarter end of 93.8% was down slightly from the occupancy of 94.4% as of the end of the third quarter last year.

o Despite the tough operating environment, the balance sheet continues to strengthen as coverage ratios show steady improvement and dividend coverage remains sound.

o Closed on the purchase of Preston Hills, a new 464-unit community in Atlanta, which is expected to become the initial investment in the company's acquisition joint venture with Crow Holdings.

o During October the company concluded a successful refinancing of its Series E 9 1/2% Preferred Stock.

Eric Bolton, Chairman and CEO said, "The leasing environment remains very competitive. Historically low mortgage rate pricing, coupled with continued slow job growth, dampen demand levels for multifamily housing. We are, however, encouraged to see that new construction starts are slowing and remain comfortable that market conditions for apartment housing have bottomed out in most of our markets. Same store leasing concessions improved 6.8% in the third quarter as compared to the proceeding second quarter of 2002. While we believe that the leasing and revenue environment will now remain weak until well into 2003, we do not believe that overall performance from our portfolio will deteriorate from current performance levels.

"We anticipate FFO for the 4th Quarter of $0.69 to $0.70 per share, and $2.75 to $2.76 for the full year 2002. For 2003, we now forecast FFO in a range of $2.76 to $2.82, down slightly from an earlier estimate of $2.82 to $2.85. This change reflects the continued pressure on occupancy and a forecast that assumes market conditions will remain weak until the latter part of next year. The pace of acquisitions in our joint venture with Crow Holdings is a key variable which may help us achieve the upper end of next yea's FFO forecast. Our current forecast for 2003 assumes that no additional acquisitions are made.

"The long term outlook for the multifamily housing market remains strong, particularly in the southeastern region of the country. By diversifying our investments over large, middle and small tier markets throughout this solid growth region of the country, we are able to deliver a more consistent and steady performance. Furthermore, at an average age of only twelve years, our portfolio of properties is in great shape and well positioned to not only compete in this environment, but produce strong long term results as the economy begins to strengthen."

Simon Wadsworth, Executive Vice-President and CFO said, "Our coverage ratios have improved this year as our cost of debt has dropped and our completed development pipeline has become increasingly productive. Our fixed charge coverage has increased to 2.36 from 2.29 for the same period of a year ago. Our dividend continues to be secure and we remain committed to further enhancing coverage.

"During the quarter we concluded an agreement with Fannie Mae to increase our credit facility to $550 million, addressing next year's planned refinancing needs. We were pleased with the results of our recently announced refinancing of the $25 million 9 1/2% Series E preferred stock issue, which contained "put" provisions beginning in 2004 that starting next year would have impaired the ability to achieve more productivity and flexibility with our balance sheet. We replaced the Series E preferred issue with a public 9 1/4% Series F preferred issue, a privately placed 8 5/8% Series G preferred issue, and $5 million of debt. The net result is to enhance capital deployment flexibility in 2003 and slightly lower our cost of capital."

Al Campbell, Vice-President and Director of Financial Planning said, "Same store property revenues in the third quarter decreased by -0.2% as compared to the comparable period of a year ago. Total operating expenses on a same store basis were up 3.3% as higher costs from the renewal of our property and casualty insurance made an impact starting July 1st. Same store NOI performance was down -2.3% as a result.

"We are encouraged by the continued improvement in our Memphis portfolio, as occupancy was up 2.5% over the prior year, while concession levels also began to ease. Dallas is our most challenging market as occupancy slipped to an average of 89.2% for the quarter. We expect Dallas to remain weak for the next several quarters. Our Atlanta portfolio continues to be stable as market conditions in the Atlanta metro remain weak, making progress difficult. Revenues from our Atlanta portfolio remained essentially unchanged from the previous quarter, as slightly declining occupancy levels were largely offset by lower concession costs. We continue to see steady performance from our other markets, such as Jacksonville, Houston, and Greenville. In addition, our smaller markets continue to generate stable results during the quarter, producing revenue growth of 3.2% over the prior year."

Eric Bolton said, "Our balance sheet is strengthening as our regional focus and solid portfolio diversification across large, middle and small markets continues to deliver fairly steady and predictable performance. Coverage ratios show continued improvement and our dividend remains secure. We are committed to the current level of cash paid to our owners. Our strategy focuses on generating a steady improvement to our FFO and per share value growth, along with further strengthening dividend coverage, and it remains solidly on track."

MAA is a self-administered, self-managed apartment-only real estate investment trust which currently owns or has ownership interest in 33,923 apartment units throughout the southeast and southcentral U.S. For further details, please refer to our website at www.maac.net or contact Simon R. C. Wadsworth at (901) 682-6668, ext. 105. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated growth rate of revenues, expenses, and net operating income at Mid-America's properties, anticipated lease-up (and rental concessions) at development properties, planned acquisitions and dispositions, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control such as insurance rates, increases in real estate taxes in numerous markets, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment
Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its Annual Report on Form 10-K, particularly including the risk factors contained in the latter filing.

--------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------------------------------------------------------
In thousands except per share data
                                                           Three months ended September 30,    Nine months ended September 30,
                                                           ----------------------------------  ---------------------------------
                                                                2002              2001              2002             2001
                                                           ----------------  ----------------  ---------------  ----------------
Property revenues                                                 $ 58,038          $ 56,779        $ 170,389         $ 170,513
Property operating expenses                                         22,660            21,726           65,300            63,698
---------------------------------------------------------------------------------------------  ---------------------------------
Net operating income                                                35,378            35,053          105,089           106,815
Interest and other non-property income                                 169               271              471               987
Management and development income, net                                 191               190              570               569
FFO from real estate joint ventures                                    140               253              615               769
Property management expenses                                         2,297             2,241            7,247             7,523
General & administrative                                             1,686             1,514            4,643             4,427
Interest expense                                                    12,657            13,024           37,381            40,326
Gain on disposition of non-depreciable assets                            -                 -                -               229
Preferred dividend distribution                                      4,028             4,028           12,085            12,085
Depreciation and amortization non-real estate assets                   309               156              865               481
Amortization of deferred financing costs                               690               530            2,011             1,695
---------------------------------------------------------------------------------------------  ---------------------------------
Funds from operations                                               14,211            14,274           42,513            42,832

Depreciation and amortization                                       13,943            12,760           40,543            38,526
Joint venture depreciation adjustment included in FFO                  344               316            1,032               943
Gain on disposition of non-depreciable assets included
  in FFO                                                                 -                 -                -               229
Preferred dividend distribution add back                            (4,028)           (4,028)         (12,085)          (12,085)
---------------------------------------------------------------------------------------------  ---------------------------------
Income before gain on disposition of assets,
    minority interest and extraordinary items                        3,952             5,226           13,023            15,219
Net gain(loss) on disposition of assets and
    insurance settlement proceeds                                     (128)            9,900              437            10,064
Minority interest in operating partnership income                      (28)           (1,853)            (366)           (2,104)
---------------------------------------------------------------------------------------------  ---------------------------------
Income before extraordinary items                                    3,796            13,273           13,094            23,179
Ex item - Loss on debt extinguishment , net of MI                       (1)              183               27               626
Preferred dividend distribution                                      4,028             4,028           12,085            12,085
---------------------------------------------------------------------------------------------  ---------------------------------
Net income(loss) available for common shareholders                $   (231)         $  9,062        $     982         $  10,468
---------------------------------------------------------------------------------------------  ---------------------------------

Weighted average common shares - Diluted                            17,794            17,569           17,714            17,520
Weighted average common shares and units - Diluted                  20,646            20,503           20,606            20,455
Funds from operations per share and units - Diluted                  $0.69             $0.70            $2.06             $2.09
Net income(loss) available for common shareholders
    before extraordinary items - Diluted                            -$0.01             $0.53            $0.06             $0.63
Net income(loss) available for common shareholders
    after extraordinary items - Diluted                             -$0.01             $0.52            $0.06             $0.60

--------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------------------------------------------------------
In thousands
                                                             September 30,     December 31,
                                                                 2002              2001
                                                           ----------------  ----------------
Assets
Real estate assets, net                                         $1,225,333        $1,216,933
Cash and cash equivalents, including restricted cash                24,231            23,432
Other assets                                                        28,929            23,123
---------------------------------------------------------------------------------------------
    Total assets                                                $1,278,493        $1,263,488
---------------------------------------------------------------------------------------------

Liabilities
Bonds and notes payable                                         $  822,732        $  779,664
Other liabilities                                                   63,287            41,564
---------------------------------------------------------------------------------------------
    Total liabilities                                              886,019           821,228

Shareholders' equity and minority interest                         392,474           442,260
---------------------------------------------------------------------------------------------
    Total liabilities & shareholders' equity                    $1,278,493        $1,263,488
---------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
--------------------------------------------------------------------------------------------------------------------
Dollars and shares in thousands except per share data

ROA                                                     Annualized       Trailing
                                                           3Q02         4 Quarters
                                                     ---------------  --------------
      Gross Real Estate Assets, Average                  $1,497,866      $1,464,839
      EBITDA                                             $  126,204      $  124,948
      EBITDA/Gross Real Estate Assets                          8.4%            8.5%

                                                       Three Months Ended September 30,
                                                       --------------------------------
                                                             2002            2001
                                                       --------------   ---------------
Common and Preferred Dividends as % of FFO                      88%             87%
EBITDA/Debt Service                                           2.31x           2.27x
EBITDA/Fixed Charges                                          2.36x           2.29x
Total Debt as % of Gross Real Estate Assets                     55%             54%
MAA portion of JV debt                                      $27,958         $26,903
Capitalized Interest YTD                                    $   239         $ 1,067
                                                                                      Nine Months Ended September 30,
                                                                                      -------------------------------
FAD                                                                                          2002           2001
                                                                                        --------------  -------------
      FFO                                                   $14,211         $14,274          $42,513        $42,832
      Average Units                                          31,130          30,606           30,772         30,856
      Average Shares - Diluted                               20,646          20,503           20,606         20,455
      Recurring Capex                                       $ 1,762         $ 3,783          $ 7,157        $10,160
      FAD                                                   $12,449         $10,491          $35,356        $32,672
      Free Cash Flow (1)                                    $13,448         $11,177          $38,232        $34,848

PER SHARE (DILUTED)
      FFO                                                   $  0.69         $  0.70          $  2.06        $  2.09
      FAD                                                   $  0.60         $  0.51          $  1.72        $  1.60
      Free Cash Flow (1)                                    $  0.65         $  0.55          $  1.86        $  1.70
      Distribution                                          $ 0.585         $ 0.585          $ 1.755        $ 1.755

(1) Includes addback of other non-cash items, primarily non-real estate depreciation and amortization.

--------------------------------------------------------------------------------------------------------------------
OTHER DATA
--------------------------------------------------------------------------------------------------------------------
Shares and units in thousands except per share data
                                                              Three Months Ended               Nine Months Ended
                                                                 September 30,                    September 30,
                                                           ----------------------------    ------------------------
                                                               2002            2001             2002           2001
                                                           ------------  --------------    -------------  ---------
Weighted average common shares and units - Basic             20,432          20,340           20,404         20,362
Weighted average common shares and units - Diluted           20,646          20,503           20,606         20,455
Number of apartment units with ownership interest
    (excluding development units not delivered)              33,923          33,291           33,923         33,291
Apartment units added during period, net                        464            (487)             512           (321)

PER SHARE DATA
      Funds from operations per share and units - Basic     $  0.70         $  0.70          $  2.08        $  2.10
      Funds from operations per share and units - Diluted   $  0.69         $  0.70          $  2.06        $  2.09
      Net income(loss) available for common shareholders
          before extraordinary items - Diluted             -$  0.01         $  0.53          $  0.06        $  0.63
      Net income(loss) available for common shareholders
          after extraordinary items - Diluted              -$  0.01         $  0.52          $  0.06        $  0.60
      Dividend declared per common share                    $ 0.585         $ 0.585          $ 1.755        $ 1.755

DIVIDEND INFORMATION (latest declaration)                Payment         Payment          Record
                                                        per Share         Date             Date
                                                       -----------  --------------  --------------
      Common Dividend - quarterly                        $0.5850       10/31/2002       10/24/2002
      Preferred Series A - monthly                       $0.1979       11/15/2002       11/1/2002
      Preferred Series B - monthly                       $0.1849       11/15/2002       11/1/2002
      Preferred Series C - quarterly                     $0.5859       10/15/2002       10/1/2002
      Preferred Series F - monthly (2)                   $0.0932       11/15/2002       11/1/2002

(2)  Represents initial partial month payment.

-----------------------------------------------------------------------------------------------------------
COMMUNITY STATISTICS
-----------------------------------------------------------------------------------------------------------
Properties are grouped by operational responsibilty and exclude properties in lease-up
                                                                 At September 30, 2002
                                               ------------------------------------------------------------
                                                                                                 Average
                                                Number of       Portfolio                      Rental Rate
                                                  Units       Concentration     Occupancy       Per Unit
                                               ------------  ----------------  -------------  -------------
Tennessee
    Memphis                                          4,429            13.5%         93.4%         $ 621.38
    Nashville                                          966             2.9%         93.1%         $ 692.57
    Chattanooga                                        943             2.9%         93.5%         $ 562.79
    Jackson                                            664             2.0%         90.2%         $ 617.98

Florida
    Jacksonville                                     2,846             8.6%         94.9%         $ 688.68
    Tampa                                            1,120             3.4%         92.9%         $ 756.04
    Other                                            2,518             7.6%         95.4%         $ 717.31

Georgia
    Atlanta                                          2,116             6.4%         91.5%         $ 791.39
    Columbus / LaGrange                              1,509             4.6%         95.8%         $ 654.07
    Augusta / Aiken / Savannah                       1,132             3.4%         95.8%         $ 623.54
    Other                                            1,742             5.3%         93.0%         $ 657.31

Texas
    Dallas                                           2,056             6.2%         87.8%         $ 658.31
    Austin                                           1,254             3.8%         96.0%         $ 691.28
    Houston                                          1,002             3.0%         95.7%         $ 672.29

South Carolina
    Greenville                                       1,492             4.5%         94.2%         $ 554.10
    Other                                              784             2.4%         94.3%         $ 674.89

Kentucky
    Lexington                                          924             2.8%         94.2%         $ 725.84
    Other                                              624             1.9%         93.8%         $ 619.59

Mississippi                                          1,673             5.1%         95.6%         $ 581.85
Alabama                                                952             2.9%         93.6%         $ 647.90
Arkansas                                               808             2.4%         96.9%         $ 609.80
North Carolina                                         738             2.2%         90.8%         $ 569.69
Ohio                                                   414             1.3%         89.4%         $ 706.27
Virginia                                               296             0.9%         97.3%         $ 695.28
                                               ------------  ----------------  -------------  -------------
                                       Total        33,002           100.0%         93.7%         $ 660.45

-----------------------------------------------------------------------------------------------------------
SAME STORE STATISTICS
-----------------------------------------------------------------------------------------------------------
Dollars in thousands except Average Rental Rate
                                        Three Months Ended September 30,
                                    ---------------------------------------
                                                                   Percent
                                       2002          2001          Change
                                    ----------  -------------  ------------
Revenues                             $53,146       $53,239            -0.2%

Property Operating Expenses           14,258        14,002             1.8%
RE Taxes and Insurance                 6,458         6,058             6.6%
                                    ----------  -------------  ------------
Total Operating Expenses              20,716        20,060             3.3%

                                    ----------  -------------  ------------
NOI                                  $32,430       $33,179            -2.3%
                                    ----------  -------------  ------------

Units(1)                              28,802        28,803
Average Rental Rate(1)               $657.47       $654.83             0.4%
Average Physical Occupancy(1)          93.8%         94.4%            -0.6%

(1)  Values are at September 30, 2002 and 2001

---------------------------------------------------------------------------------------------------------------------------
DEBT AS OF SEPTEMBER 30, 2002
---------------------------------------------------------------------------------------------------------------------------
Dollars in thousands
                                      Principal    Average Years   Average
                                       Balance      to Maturity      Rate
                                      -----------  --------------  ----------
Conventional - Fixed Rate or Swapped    $ 560,395            8.4        6.9%
Tax-free - Fixed Rate or Swapped          117,218           22.8        6.1%
Conventional - Variable Rate              122,559            8.4        2.6%
Tax-free - Variable Rate                   22,560           25.4        2.8%
                                      -----------  --------------  ----------
     Total                              $ 822,732           10.9        6.0%

FUTURE PAYMENTS                                                                Average
                                      Scheduled                                Rate for
                                     Amortization   Maturities       Total    Maturities
                                     -------------  -------------  ---------  ----------
                               2002     $     916      $  15,000   $  15,916    3.1%
                               2003         3,690        154,120     157,810    6.5%
                               2004         3,808         96,168      99,976    6.0%
                               2005         4,063              -       4,063
                               2006         4,166         36,010      40,176    6.4%
                         Thereafter       129,756        375,035     504,791    6.0%
                                     -------------  -------------  ---------  ----------
                              Total     $ 146,399      $ 676,333   $ 822,732    6.0%

---------------------------------------------------------------------------------------------------------------------------
DEVELOPMENT PIPELINE
---------------------------------------------------------------------------------------------------------------------------


                                                                          Units                     Percentage of Available
                                                     --------------------------------------------
                                                                   Available                            Units to Lease
                                                                                                    -----------------------
                                                        Total      to Lease    Occupied    Leased    Occupied    Leased
                                                     -----------   ---------   ---------   -------- ----------  -----------
Properties in Lease-up
     Grande View Nashville          Nashville, TN          433         433         403        407        93%         94%
     Reserve at Dexter Lake Phase II  Memphis, TN          244         244         205        221        84%         91%
     Reserve at Dexter Lake Phase III Memphis, TN          244         244         156        158        64%         65%
                                                    -----------   ---------   ---------   -------- ----------  -----------
                                             Total         921         921         764        786        83%         85%

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                            MID-AMERICA APARTMENT COMMUNITIES, INC.

Date:  November 1, 2002     /s/Simon R.C. Wadsworth
                            Simon R.C. Wadsworth
                            Executive Vice President and Chief Financial Officer
                            (Principal Financial and Accounting Officer)